Exhibit 99.1

MARKETING SPECIALISTS FILES FOR CHAPTER 11 PROTECTION

For Immediate Release:

(Dallas, TX, May 24, 2001) -- Marketing Specialists Corporation (OTC Bulletin Board: MKSP), a food brokerage firm which provides outsourced sales and marketing services to manufacturers of food and grocery products, today filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in U.S. Bankruptcy Court for the Eastern District of Texas.

Marketing Specialists executives currently are exploring options which would allow the company to continue operations. "Marketing Specialists has excellent people, very good relationships with manufacturers and first-rate information technology," commented company president and chief executive officer Jerry Leonard. "We believe this company has a future and we are working very hard to secure it. In the meanwhile, we ask our employees and principals to bear with us as we sort through the alternatives before us."

Marketing Specialists, headquartered in Dallas, currently has approximately 5,700 associates in 65 locations in the United States.

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Contact:	Randall Oxford (972) 687-4321